Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-216817) of our report dated March 20, 2020 relating to the statements of financial condition of United States Commodity Funds LLC as of December 31, 2019 and 2018 which appears in this Current Report on Form 8-K of United States 12 Month Oil Fund, LP.

/s/ BPM LLP

San Francisco, California

March 20, 2020